Exhibit 99.1

FOR IMMEDIATE RELEASE
March 28, 2024

Analysts:    Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766

Media:        Tracy Pesho (corpmedia@huntington.com), 216.276.3301

Huntington Bancshares Incorporated Declares Cash Dividend On Its Series I Preferred Stock

COLUMBUS, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors declared and set aside a quarterly cash dividend on the company’s 5.70% Series I Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANM) of $356.25 per share (equivalent to $0.35625 per depositary share) payable June 3, 2024, to shareholders of record on May 15, 2024.

About Huntington

Huntington Bancshares Incorporated (Nasdaq: HBAN) is a $189 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates approximately 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.